                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                                   SDL, INC.,


                          VMI ACQUISITION CORPORATION,


                            VERITECH MICROWAVE, INC.


                                       AND


                CERTAIN STOCKHOLDERS OF VERITECH MICROWAVE, INC.





                                February 28, 2000

                                TABLE OF CONTENTS


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ARTICLE I - THE MERGER.......................................................................1
     1.1 The Merger..........................................................................1
     1.2. The Merger.........................................................................2
     1.3. Effect of the Merger...............................................................2
     1.4. Conversion of Shares...............................................................2
        1.4.1 Shareholder Common Stock.......................................................2
        1.4.2 MergerCo Common Stock..........................................................2
        1.4.3 No Fractional Shares...........................................................2
        1.4.4 Dissenting Shares; Appraisal Rights............................................2
     1.5 Payment.............................................................................3
        1.5.1 Parent Shares..................................................................3
        1.5.2 Escrow Amount..................................................................3
        1.5.3 Fractional Shares..............................................................3
        1.5.4 Dissenting Shares..............................................................3
     1.6 Common Stock Certificates...........................................................3
     1.7. No Further Ownership Rights in the Common Stock....................................4
     1.8 Certificate of Incorporation; Bylaws; Directors and Officers........................4


ARTICLE  II. - REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................................4
     2.1 Title to Common Stock...............................................................5
     2.2 Due Organization of the Company.....................................................5
     2.3 Corporate Records...................................................................5
     2.4 Nonviolation........................................................................5
     2.5 Authority for Agreement.............................................................5
     2.6 Capitalization......................................................................5
     2.7 Options, Warrants, Etc..............................................................6
     2.8 Subsidiaries, etc...................................................................6
     2.9 Officers and Directors..............................................................6
     2.10 Financial Data.....................................................................6
     2.11 No Adverse Changes.................................................................6
     2.12 Undisclosed Liabilities............................................................7
     2.13 Governmental Authorizations; Compliance with Laws..................................7
     2.14 Litigation.........................................................................7
     2.15 Employee Relations.................................................................7
     2.16 Employee Benefit Plans.............................................................8
     2.17 Real and Personal Property.........................................................9
     2.18 Intellectual Property.............................................................10
     2.19 Agreements and Obligations........................................................12
     2.20 Insurance.........................................................................13
     2.21 Tax Matters.......................................................................13
     2.22 [Intentionally Omitted]...........................................................16
     2.23 Environmental Matters.............................................................15



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

                          TABLE OF CONTENTS (CONTINUED)



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     2.24 Company Products..................................................................16
     2.25 Inventory.........................................................................17
     2.26 Accounts Receivable...............................................................17
     2.27 Customers and Suppliers...........................................................17
     2.28 Bank Accounts.....................................................................17
     2.29 Compensation of Employees.........................................................17
     2.30 Brokers...........................................................................17
     2.31 Export Control Laws...............................................................18
     2.32 Year 2000.........................................................................18
     2.33 Hearing Notice and Information Statement..........................................18
     2.34 Voting Agreement..................................................................18
     2.35 Vote Required.....................................................................18
     2.36 Board Approval....................................................................18
     2.37 Stegens License...................................................................19
     2.38 Full Disclosure...................................................................19

ARTICLE  III.- REPRESENTATIONS AND WARRANTIES OF PARENT.....................................19
     3.1 Due Organization of Parent.........................................................19
     3.2 Corporate Records..................................................................19
     3.3 Nonviolation.......................................................................19
     3.4 Authority for Agreement............................................................19
     3.5 SEC Documents; Financial Statements................................................20
     3.6 No Adverse Changes.................................................................20
     3.7 Brokers............................................................................20
     3.8 Full Disclosure....................................................................20
     3.9 Tax-Free Reorganization............................................................21

ARTICLE  IV. - CERTAIN PRE-CLOSING COVENANTS................................................21
     4.1 [Intentionally Omitted]............................................................21
     4.2 Confidentiality....................................................................21
     4.3 Business Organization..............................................................21
     4.4 Conduct of Business of the Company.................................................22
     4.5 Consents...........................................................................24
     4.6 Notice of Breach; Disclosure; Updating of Schedules................................24
     4.7 No Shopping........................................................................25
     4.8 Listing of Additional Shares.......................................................26
     4.9 Affiliates.........................................................................26
     4.10 Notices...........................................................................26
     4.11 Preparation of Returns and Payment of Taxes.......................................26
     4.12 Cash Balance......................................................................27


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

                          TABLE OF CONTENTS (CONTINUED)



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ARTICLE  V.- ADDITIONAL AGREEMENTS..........................................................27
     5.1 Fairness Hearing and Permit Application............................................27
     5.2 Meeting of Stockholders............................................................27
     5.3 Access to Information..............................................................28
     5.4 Public Disclosure..................................................................28
     5.5 Consents; Cooperation..............................................................28
     5.6 Further Assurances.................................................................29
     5.7 Voting.............................................................................29
     5.8 Tax Sharing Agreements.............................................................30
     5.9 Termination of Employee Benefit Plans..............................................30

ARTICLE  VI. - CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT AND MERGERCO...............30
     6.1 Representations and Warranties.....................................................30
     6.2 Performance of Covenants...........................................................30
     6.3 Litigation.........................................................................30
     6.4 Consents and Approvals.............................................................30
     6.5 Dissenting Shares..................................................................30
     6.6 Material Changes...................................................................31
     6.7 Shareholder Approval...............................................................31
     6.8 Delivery of Documents..............................................................31
     6.9 Legal Opinions.....................................................................31
     6.10 Escrow Agreement..................................................................31
     6.11 Employment Agreements.............................................................31
     6.12 Stegens License...................................................................31

ARTICLE  VII. - CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE STOCKHOLDERS.....32
     7.1 Representations and Warranties.....................................................32
     7.2 Performance of Covenants...........................................................32
     7.3 Litigation.........................................................................32
     7.4 Consents and Approvals.............................................................32
     7.5 Material Changes...................................................................32
     7.6 Delivery of Documents..............................................................32
     7.7 Legal Opinion......................................................................32
     7.8 Escrow Agreement...................................................................33
     7.9 Stockholder Approval...............................................................33
     7.10 Employment Agreements.............................................................33
     7.11 Limitations under the Permit......................................................33

ARTICLE  VIII. - INDEMNIFICATION............................................................33
     8.1 Survival...........................................................................33
     8.2 Indemnification by the Stockholders................................................33



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                          TABLE OF CONTENTS (CONTINUED)



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         8.2.1 Environmental Indemnification by the Stockholders............................34
     8.3 Indemnification by Parent..........................................................34
     8.4 Escrow Fund........................................................................35
     8.5 Procedure for Indemnification--Third Party Claims..................................35
     8.6 Stockholders' Agent................................................................36
     8.7 Actions of the Stockholders' Agent.................................................36
     8.8 Sole Remedy........................................................................36

ARTICLE  IX. -- TERMINATION, AMENDMENT AND WAIVER...........................................37
     9.1 Termination........................................................................37
     9.2 Effect of Termination..............................................................38
     9.3 Expenses and Termination Fees......................................................38
     9.4 Amendment..........................................................................39
     9.5 Extension; Waiver..................................................................39

ARTICLE  X. -- MISCELLANEOUS................................................................40
     10.1 Time of the Essence...............................................................40
     10.2 Entire Agreement..................................................................40
     10.3 [Intentionally Omitted]...........................................................40
     10.4 Counterparts......................................................................40
     10.5 Descriptive Headings..............................................................40
     10.6 Notices...........................................................................40
     10.7 Arbitration.......................................................................41
     10.8 Choice of Law.....................................................................41
     10.9 Binding Effect; Benefits..........................................................42
     10.10 Assignability....................................................................42
     10.11 Waiver and Amendment.............................................................42
     10.12 Affiliate Knowledge; Company Knowledge...........................................42

Exhibit A-1    -      List of Affiliates
Exhibit A-2    -      List of Stockholders
Exhibit B      -      Certificate of Merger
Exhibit C      -      Form of Escrow Agreement
Exhibit D      -      Form of Employee Nondisclosure Agreement
Exhibit E      -      Company Schedule
Exhibit F      -      Parent Schedule
Exhibit G      -      Form of Voting Agreement
Exhibit H      -      List of Executives
Exhibit I      -      Form of Employment Agreement

                                                                  EXECUTION COPY


                          AGREEMENT AND PLAN OF MERGER



        THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of February 28, 2000 is entered into by and among SDL, INC., a Delaware corporation ("Parent"), VMI ACQUISITION CORPORATION, a Delaware corporation ("MergerCo"), VERITECH MICROWAVE, INC., a Delaware corporation (the "Company"), and certain holders of outstanding shares of Common Stock of the Company (the "Common Stock"), whose names are listed, and who are designated as the "Affiliates," on Exhibit A-1 hereto (each such person hereinafter referred to as an "Affiliate," and collectively referred to as the "Affiliates").

                                    RECITALS

        A. The respective Boards of Directors of each of the Company, Parent and MergerCo believe it is in the best interests of their respective companies and stockholders that the Company and MergerCo combine into a single company through the statutory merger of MergerCo with and into the Company with the Company as the Surviving Corporation (the "Merger") and, in furtherance thereof, have approved the Merger.

        b. The parties to the Agreement intend that the Merger qualify as a "reorganization," within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        C. Concurrently with the execution of this Agreement and as an inducement to Parent and the Company to enter into this Agreement, the Affiliates have on the date hereof entered into a Voting Agreement in the form attached hereto as Exhibit G (the "Voting Agreement") to, among other things, vote the shares of Common Stock owned by such persons to approve the Merger.

                                    AGREEMENT

        In consideration of the agreements, provisions and covenants set forth below, Parent, MergerCo, the Company and Affiliates hereby agree as follows:

                                   ARTICLE I.

                                   THE MERGER

        1.1 The Merger. At the Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit B (the "Certificate of Merger") and the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL"), MergerCo shall be merged with and into the Company, the separate corporate existence of MergerCo shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation").

        1.2. The Merger

                (a) The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m. local time, at the offices of Morrison & Foerster LLP, 755 Page Mill Road, Palo Alto, California 94304, on March 28, 2000, or at such other time, date and place as the parties may mutually agree (the "Closing Date").

                (b) In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing being the "Effective Time").

        1.3. Effect of the Merger. At the Effective Time, MergerCo shall be merged with and into the Company and the separate existence of MergerCo shall cease, the Company shall be the Surviving Corporation and the separate existence of the Company, with all its purposes, objects, rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the title to all real estate and other property owned by the Company and MergerCo shall vest in the Company without reversion or impairment, and all the liabilities of the Company and MergerCo shall remain or become, as the case may be, the liabilities of the Company.

        1.4. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, MergerCo, the Company or the Affiliates:

                1.4.1 Stockholder Common Stock. Each share of Common Stock issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and be converted automatically into the right to receive
0.4103593 shares of common stock, $0.001 par value, of Parent, subject to appropriate adjustment for any stock split, stock dividend, recapitalization or similar event (the "Parent Shares"). Notwithstanding any provision of this Agreement to the contrary, the maximum number of Parent Shares to be issued in exchange for the acquisition by Parent of all outstanding equity securities of the Company shall not exceed 1,500,000 Parent Shares, subject to appropriate adjustment for any stock split, stock dividend, recapitalization or similar event (the "Merger Consideration").

                1.4.2 MergerCo Common Stock. Each share of common stock of MergerCo outstanding immediately prior to the Effective Time shall remain outstanding as a share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

                1.4.3 No Fractional Shares. No fraction of a Parent Share will be issued, but in lieu thereof each holder of shares of Common Stock who would otherwise be entitled to a fraction of a Parent Share shall receive from Parent an amount in cash (rounded to the nearest whole cent) equal to the product of
(i) such fraction, multiplied by (ii) the closing price of a Parent Share on the trading day immediately preceding the Effective Time (the "Parent Share Price"), as reported on the Nasdaq National Market System ("NASDAQ").

                1.4.4 Dissenting Shares; Appraisal Rights. Notwithstanding any provision of this Agreement to the contrary, any holder of shares of Common Stock that are outstanding on the record date for the determination of those shares entitled to vote for or against the Merger who has demanded and perfected appraisal rights, or is eligible to demand and perfect appraisal rights, for such shares in accordance with Section 262 of the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("Eligible Dissenting ShareS"), shall not be converted into or represent a right to receive Parent Shares pursuant to this Section 1.4, but rather the holder thereof shall only be entitled to such appraisal rights as are granted by the DGCL.

                Notwithstanding the foregoing, if any holder of Eligible Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) its appraisal rights, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Parent Shares in accordance with this Section 1.4, without interest thereon, upon surrender of the certificate representing such shares of Common Stock in the manner provided in Section 1.6.

        1.5 Payment.

                1.5.1 Parent Shares. On the Closing Date, Parent shall issue and deliver to each stockholder of the Company (each a "Stockholder" and collectively, the "Stockholders") a certificate representing that number of Parent Shares (subject to adjustment for any stock split, stock dividend, recapitalization or similar event) as set forth opposite such Stockholder's name on Exhibit A-2 hereto less such Stockholder's pro rata portion of the Parent Shares to be deposited with the Escrow Agent as contemplated in Section 1.5.2.

               1.5.2 Escrow Amount. On the Closing Date, Parent shall deposit 150,000 of the Parent Shares (subject to appropriate adjustment for any stock split, stock dividend, recapitalization or similar event) comprising the Merger Consideration with U.S. Bank Trust, National Association as escrow agent (the "Escrow Agent"), to be held and disbursed by the Escrow Agent in accordance with the form of escrow agreement (the "Escrow Agreement") attached hereto as Exhibit C.

                1.5.3 Fractional Shares. On the Closing Date, Parent shall pay to each Stockholder, where applicable, the cash amount referred to in Section 1.4.3.

                1.5.4 Dissenting Shares. If the holder of any Eligible Dissenting Shares shall become entitled to receive payment for such shares, such payment shall be made by the Company upon surrender of certificates representing such Eligible Dissenting Shares in accordance with Section 262 of the DGCL.

        1.6 Common Stock Certificates. Notwithstanding anything herein to the contrary, no payment shall be made to any Stockholder who does not present certificates for cancellation representing all of such Stockholder's shares of Common Stock, or, in the alternative, an affidavit and indemnity, in form and substance reasonably satisfactory to the Company, stating that such certificates are lost or destroyed and that such Stockholder will indemnify and hold the Company and its officers, directors and agents, harmless from any costs, expenses and damages that may be incurred if such certificates are later produced. If a Stockholder does not deliver at the Closing all of the certificates representing such Stockholder's shares of Common Stock, or in the alternative an affidavit and indemnity as described in this Section 1.6, the portion of the Merger Consideration that such Stockholder is entitled to receive pursuant to Section 1.4 shall be retained until such time as such Stockholder makes delivery of the certificates or affidavit, at which time the payment owing to the Stockholder pursuant to the terms of Section 1.5 above shall be made.

        1.7. No Further Ownership Rights in the Common Stock. The Merger Consideration delivered upon the surrender for exchange of any shares of Common Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Common Stock.

        1.8 Certificate of Incorporation; Bylaws; Directors and Officers.

                (a) At the Effective Time, the Certificate of Incorporation of MergerCo, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such Certificate of Incorporation.

                (b) The Bylaws of MergerCo, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

                (c) At the Effective Time, the directors and officers of MergerCo, as in office immediately prior to the Effective Time, shall be the directors and officers of the Surviving Corporation until his or her respective successor is duly elected or appointed and qualified.


                                   ARTICLE II.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY


                Unless specifically stated otherwise, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any event, change, condition or effect which (i) is material to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities, taken as a whole or (ii) would prevent or materially alter or delay any of the transactions contemplated by this Agreement. Any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that (x) is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole or (y) would prevent or materially alter or delay any of the transactions contemplated by this Agreement.

                The Company hereby represents and warrants to Parent except as otherwise set forth in the Disclosure Schedule on Exhibit E hereto being furnished by the Company to Parent simultaneously with the execution and delivery of this Agreement (the "Company Schedule"), as follows:

        2.1 Title to Common Stock. Each Stockholder is the record and beneficial owner of the Common Stock being conveyed by Stockholder, as set forth on Exhibit A-2, and each such Stockholder holds title to the Common Stock free and clear of all liens, pledges, charges, encumbrances, security interests, restrictive agreements or assessments (other than restrictions on transferability generally imposed on securities under applicable securities laws).

        2.2 Due Organization of the Company. The Company (a) has been duly organized and is validly existing as a corporation under the laws of the State of Delaware, (b) is duly qualified to do business in and is in good standing under the laws of every jurisdiction where it is required to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on the Company, and (c) has all requisite corporate power and authority to own or lease and to operate its properties and carry on its business.

        2.3 Corporate Records. The Company has made available to Parent true and complete copies of its Certificate of Incorporation and Bylaws. The minute books of the Company have been made available to Parent. If and to the extent that such minute books fail to contain complete and accurate records of all resolutions adopted and other actions taken by the Company's Board of Directors, all committees of its Board of Directors, and its stockholders from the date of its incorporation to the date of this Agreement, such failure or failures would not have, individually or in the aggregate, a Material Adverse Effect.

        2.4 Nonviolation. The execution and delivery of this Agreement by the Affiliates and the Company and the consummation of the transactions contemplated by this Agreement will not (a) violate or conflict with the provisions of the Certificate of Incorporation or Bylaws of the Company, or (b) except as set forth in this Agreement, require the Stockholders or the Company to obtain the consent, approval or authorization of any governmental or quasi-governmental person or entity prior to the Closing.

        2.5 Authority for Agreement. All corporate and other proceedings required to be taken by or on behalf of the Company and the Affiliates to authorize the Company and the Affiliates to enter into this Agreement have been duly and properly taken. Except for the approval of this Agreement and the Merger by the Stockholders, no other corporate proceedings on the part of the Company and the Affiliates are necessary to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and the Affiliates and is valid, binding, and enforceable against the Company and the Affiliates, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

        2.6 Capitalization. The authorized capital of the Company consists of 5,000,000 shares of Common Stock, $0.01 par value per share, of which 3,655,333 shares are issued and outstanding. All issued and outstanding shares of Common Stock of the Company have been legally and validly issued and are fully paid and nonassessable. Exhibit A-2 sets forth a complete and accurate list of all the holders of Common Stock of the Company and the number of shares of Common Stock held by each.

        2.7 Options, Warrants, Etc. There are no outstanding options, warrants, rights, calls, commitments or agreements calling for the issuance or transfer, sale or disposition by the Company of any shares, issued or unissued, of the capital stock of the Company, or of any securities convertible or exchangeable, actually or contingently, into any such capital stock, to which the Company is a party or by which the Company is bound.

        2.8 Subsidiaries, etc. The Company does not own or control any equity interest in any corporation, partnership, joint venture or other legal entity.

        2.9 Officers and Directors. Schedule 2.9 contains a complete and correct list of the names of all officers and directors of the Company.

        2.10 Financial Data. The Company has delivered to Parent the audited balance sheets of the Company as of December 31, 1999 (the "Balance Sheet"), December 31, 1998 and December 31, 1997, together with the related audited statements of profit and loss and cash flow of the Company for the periods ended December 31, 1999, December 31, 1998 and December 31, 1997 (the "Financial Statements"). The Financial Statements have been prepared in accordance with United States Generally Accepted Accounting Principles ("GAAP") consistently applied, and fairly present, in all material respects, the financial position of the Company as of their respective dates and the results of the Company's operations for the periods then ended.

        2.11 No Adverse Changes. Except as otherwise specifically disclosed in this Agreement or in Schedule 2.11, since December 31, 1999, the Company has carried on its business in the ordinary course consistent with past practice and there has not been: (i) any change in the assets, liabilities or business of the Company, other than changes which were in the ordinary course of business, (ii) any material damage, destruction or loss to the assets of the Company (whether leased or owned by the Company and whether or not covered by insurance), (iii) any material labor or material employee related dispute; (iv) any acquisition, disposition, write-up or write-off by the Company of any asset or property other than in the ordinary course of business consistent with past practices, (v) any discharge or satisfaction of any obligation or liability of the Company other than current liabilities satisfied or discharged in the ordinary course of business; (vi) any forgiveness or cancellation of any debt instrument in the principal amount of $10,000 or greater or any waiver by the Company of any right of material value other than compromises of accounts receivable in the ordinary course of business; or (vii) any agreement by the Company to do any of the things described in the preceding clauses (i) through (vi).

        Since December 31, 1999, except as contemplated by or otherwise specifically disclosed in this Agreement or disclosed in Schedule 2.11, the Company has not engaged in any of the following transactions: (a) except for the shares of Common Stock listed on Exhibit A-2, issued or committed to issue any shares of Common Stock or other ownership interest, (b) issued any options, warrants or other rights to purchase shares of its Common Stock, (c) redeemed, purchased or otherwise acquired any shares of Common Stock, (d) directly or indirectly declared, paid or set aside for payment of any dividend or other distribution in respect of its capital stock, or redeemed, purchased or otherwise acquired or committed to acquire any shares or other ownership interest of the Company, (e) effected a split or reclassification of any shares of the Company or a recapitalization of the Company, (f) increased the annual level of compensation or benefits available to any person whose compensation in the last preceding fiscal year exceeded $100,000, (g) increased, terminated, amended or otherwise modified any plan for the benefit of Company employees, (h) granted any extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant, except for bonuses not exceeding $1,100,000 in the aggregate, (i) incurred or obligated itself to incur any indebtedness for borrowed money other than in the ordinary course of business,
(j) granted any licenses or other rights in respect of its intellectual property or proprietary rights, except for non-exclusive licenses granted in connection with product sales in the ordinary course of business, (k) incurred any mortgage, pledge, lien, lease, security interest or other charge or encumbrance on any of the assets, tangible or intangible, of the Company other than purchase money security interests and mechanics liens incurred in the ordinary course of business consistent with past practices, (l) entered into or agreed to enter into any transaction of an amount or value in excess of $25,000 other than in the ordinary course of business, or (m) entered into any transaction with any affiliate of the Company other than on an arms-length basis.

        2.12 Undisclosed Liabilities. To the knowledge of the Company after reasonable investigation, the Company has no liabilities or obligations (whether absolute, contingent or otherwise) which are material to the Company, except for
(a) those reflected, reserved against or otherwise disclosed in the Financial Statements or the notes thereto and not heretofore paid or discharged, (b) those disclosed in Schedule 2.12, or (c) those incurred in, or as a result of, the ordinary course of business of the Company (and not required to be set forth in the Balance Sheet under GAAP) since the date of the Balance Sheet.

        2.13 Governmental Authorizations; Compliance with Laws. The Company has all material governmental licenses, permits, approvals and other governmental authorizations necessary to permit the operation of the business of the Company, as presently conducted. The Company is in compliance with all applicable laws, regulations, orders, judgments, and decrees, except where the failure to be in such compliance would not have a Material Adverse Effect on the Company.

        2.14 Litigation. Except as set forth in Schedule 2.14, there is no pending, or to the knowledge of the Company, threatened, action, suit, arbitration proceeding, or, to the knowledge of the Company investigation in any court, before any governmental commission or agency, or before any arbitrator of any kind, against the Company. Except as set forth on Schedule 2.14, there is no order, judgment or decree of any court or governmental authority or agency which specifically applies to the Company.

        2.15 Employee Relations. Except as set forth on Schedule 2.15, there are no labor disputes currently subject to any grievance procedure, arbitration, or litigation and there is no representation petition pending or, to the knowledge of the Company, threatened with respect to any employee of the Company. Except as set forth on Schedule 2.15, the Company has complied in all material respects with all applicable laws pertaining to the employment or termination of employment of its employees, including, without limitation, all such laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction, terms and conditions of employment, wages and hours, hiring of aliens, and other similar employment practices and activities.

        2.16 Employee Benefit Plans. As used in this Section 2.16, the term "Employee Benefit Plan" means an "employee pension benefit plan" as defined in
Section 3(2)(A) of the Employee Retirement Income Security Act of 1974 ("ERISA"), an "employee welfare benefit plan" as defined in Section 3(l) of ERISA and any other written pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy or arrangement, for the benefit of any director, officer, consultant or employee in the United States, whether active or terminated, of the Company, which the Company now maintains or to which it now contributes. As used in this
Section 2.16, the term "Qualified Plan" means a pension, profit sharing or stock bonus plan intended to qualify under Section 401 of the Code. There are no Employee Benefit Plans other than those listed in Schedule 2.16.

                (a) Each Employee Benefit Plan is, and at all times while maintained by the Company has been, operated in compliance, in all material respects, with its terms and all applicable law, including provisions of ERISA (including the regulations thereunder), which are applicable to such plan;

                (b) Each Employee Benefit Plan which is a Qualified Plan is, and at all times while maintained by the Company has been, operated in compliance, in all material respects, with the provisions of the Code (including the regulations thereunder) which are applicable to such plan, and has been determined to be so qualified, and the related trust has been determined to be exempt from taxation pursuant to Section 501 of the Code, by the Internal Revenue Service (and, to the knowledge of the Company, nothing has occurred since the date of the last such determination letter that has resulted or is likely to result in the revocation of such determination);

                (c) No Employee Benefit Plan is a "Defined Benefit Plan" as described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA or Section 412 of the Code nor does any trade or business, whether or not incorporated, which would be treated as a single employer with the Company under Section 4001 of ERISA or Section 414(b),
(c), (m) or (o) of the Code (a "Control Group Member") maintain or contribute to any such Defined Benefit Plan;

                (d) No Employee Benefit Plan is a "Multi-Employer Plan" as described in Section 3(37) of ERISA nor does any Control Group Member maintain or contribute to any such Multi-Employer Plan;

                (e) The Company has not received a written communication from the United States Department of Labor stating that any Employee Benefit Plan is in violation of ERISA or the regulations thereunder, and neither the Company nor, to the knowledge of the Company, any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Employee Benefit Plan for which a statutory exemption is not available that would constitute a "prohibited transaction" (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code);

                (f) The Company has received no written communication from the Internal Revenue Service determining that any Employee Benefit Plan which is intended to be a Qualified Plan is no longer a Qualified Plan;

                (g) There is no litigation, claim or action pending or asserted by or against any Employee Benefit Plan, or, to the knowledge of the Company or any plan fiduciary, threatened with respect to any Employee Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of denied claims);

                (h) No Employee Benefit Plan provides for post-employment or retiree welfare benefits, except to the extent required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code, commonly referred to as "COBRA";

                (i) Except as set forth in Schedule 2.16, all contributions to all Employee Benefit Plans for all periods ending prior to the date of this Agreement (including periods from the first day of the current plan year to the date of this Agreement) were made prior to the date of the most recent audited financial statements provided by the Company to Parent, and all contributions for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) will have been made prior to the Closing Date;

                (j) All reports, forms and other documents required to be filed with any government entity with respect to any Employee Benefit Plan have been timely filed and furnished and are accurate in all material respects;

                (k) Each Employee Benefit Plan provides that it may be amended or terminated at any time;

                (l) All of the Employee Benefit Plans, to the extent applicable, are in material compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Sections 601 through 608 of ERISA;

                (m) True, correct and complete copies of each Employee Benefit Plan and the current or most recently filed summary plan descriptions, Forms 5500 and summary annual reports for all plans subject to ERISA have been delivered or made available to Parent; and

        2.17 Real and Personal Property.

                (a) Schedule 2.17 contains a list of all real and personal property (excluding inventory) owned or leased by the Company as of the date hereof having, in the case of leased property, an annual lease obligation in excess of $50,000 (the "Leased Assets") or, in the case of owned property, a book value in excess of $100,000 (the "Owned Assets" and together with the Leased Assets, the "Assets").

                (b) The Company has good and marketable title to the Owned Assets, including without limitation, all those Owned Assets reflected in the Balance Sheet (except for properties or Owned Assets sold or otherwise disposed of in the ordinary course of business since the date of the Balance Sheet or those for which reserves have been set aside on the Balance Sheet), all free and clear of all liens, pledges, charges, security interests, encumbrances or title retention agreements of any kind or nature, except as disclosed in
Schedule 2.17. There are no material defects in the Owned Assets as to title.

                (c) Copies of all real and personal property leases, which are complete and correct in all material respects, have been delivered to Parent. Each such lease is valid and subsisting and to the knowledge of the Company no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a material breach thereunder. The respective leasehold interests of the Company are subject to no lien or other encumbrance, and the Company is in quiet possession of the properties covered by such leases.

                (d) Except as disclosed in Schedule 2.17, the Assets of the Company are in good condition and repair, ordinary wear and tear excepted, and are adequate and sufficient to carry on the business of the Company as presently conducted. The Company has not received any written notice or oral notice from any governmental authority that either the whole or any portion of the real property listed in Schedule 2.17 is to be condemned, requisitioned or otherwise taken by any public authority. The Company has no knowledge of any public improvements that may result in special assessments against or otherwise materially affect any of such real property.

        2.18 Intellectual Property.

                (a) The Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventions, ideas, algorithms, processes, computer software programs or applications (in source code and/or object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used or proposed to be used in the business of the Company. Except as disclosed in paragraph (a) of Schedule 2.18, the Company has not, directly or indirectly (i) licensed any of its Intellectual Property in source code form to any party, (ii) entered into any agreement requiring the Company to license or otherwise provide future versions, upgrades or enhancements of its Intellectual Property in source code form, or (iii) entered into any exclusive agreements relating to its Intellectual Property with any party.

                (b) Paragraph (b) of Schedule 2.18 lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered copyrights and maskworks, included in the Intellectual Property owned by the Company, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any person other than the Company is authorized to use any Intellectual Property owned by the Company, and (iii) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third party patents, trademarks or copyrights, including software, but not including any "off-the-shelf" computer software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any product of the Company or are used in the performance of any service by the Company.

               (c) To the knowledge of the Company, there is no unauthorized use, disclosure, infringement, or misappropriation of any Intellectual Property rights of the Company, or any Intellectual Property right of any third party to the extent licensed by or through the Company, by any third party, including any employee or former employee of the Company. The Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of business.

                (d) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

                (e) All patents, registered trademarks, service marks and copyrights held by the Company are valid and subsisting. The Company (i) is not the subject of any current, pending or, to the knowledge of the Company, threatened suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party and (ii) has not brought or threatened to bring any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. The manufacturing, marketing, licensing and sale of the Company's Intellectual Property and products do not infringe any patent, registered trademark, registered service mark, registered copyright, trade secret or other proprietary right of any third party.

                (f) The Company has secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property owned by the Company of the rights to such contributions that the Company and/or its subsidiaries does not already own by operation of law.

                (g) The Company has taken all reasonably necessary and appropriate steps to protect and preserve the confidentiality of all of the Company's Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information").

                (h) Except as set forth in Schedule 2.18(h), the Company has required each employee and consultant of or to the Company to enter into an agreement substantially in the form of that agreement attached hereto as Exhibit D or to enter into an agreement affording comparable protection to the protection provided by such agreement.

        2.19 Agreements and Obligations.

                (a) A "Listed Agreement" shall mean a contract, agreement, arrangement or understanding (whether written or oral) to which the Company is a party, including: (i) any contract pursuant to which any of the Company's Intellectual Property is being licensed by the Company to any third party and pursuant to which the Company has been or is entitled to be paid in excess of $25,000, (ii) any contract pursuant to which a third party is licensing to the Company any material software, patents, or other proprietary information or technical know-how (other than "off-the-shelf" software), (iii) any reseller, original equipment manufacturer, distribution agreement and any other agreement relating to the Company's Intellectual Property (other than relating to any "off the shelf" software used by the Company), (iv) any employment contract that is with any employee whose annual compensation exceeds $100,000, (v) any consulting contract that is with any consultant whose annual compensation exceeds $25,000, (vi) any contract with any current officer, director, employee or Stockholder (or with a relative or an officer, director or principal of any such officers, directors, employees or Stockholders), (vii) any pension, retirement, profit sharing, deferred compensation, health or life insurance, bonus or incentive plan, (viii) any contract pursuant to which the Company is leasing real property from any third party, (ix) any contract pursuant to which the Company is leasing personal property from any third party and which requires payments by the Company of more than $25,000 per annum, (x) any union or other collective bargaining agreement,
(xi) any contract for the purchase by the Company of materials, products, supplies, equipment or services which (A) requires that the Company pay in the future in excess of $25,000, (B) contains any escalator or renegotiation or redetermination clause, or (C) commits the Company for a fixed term of three months or more, (xii) any agreement or instrument evidencing indebtedness for borrowed money in excess of $25,000 or creating any security interest in any property owned or used by the Company, (xiii) any contract containing covenants limiting the legal right of the Company to compete in any line of business,
(xiv) any contract with a customer of the Company for the sharing of fees, the rebating of charges to such customer, or other similar arrangement not reflected in the Company's books and records, (xv) any contract with officers, directors, employees or Stockholders other than payment of salaries and wages and other benefits in the ordinary course of business, (xvi) any distributor or manufacturer's representative contract, (xvii) any contract for capital expenditures in excess of $50,000 in the aggregate, or (xviii) any other contract that involves expenditures or receipts by the Company of an amount or value in excess of $25,000.

                (b) Schedule 2.19(b) lists all of the Listed Agreements (including a brief description of each oral listed Agreement). A true and correct copy of each written Listed Agreement and a summary of all of the material terms of each oral Listed Agreement have been delivered to Parent.

                (c) Except as disclosed in Schedule 2.19(c), the Company is not in material breach or default under any of the Listed Agreements and to the knowledge of the Company (i) no other party thereto is in material breach thereunder, and (ii) no event has occurred which, with the giving of notice or the passage of time, would become such a material breach or default. The Company has taken all corporate action necessary for the Company to properly enter into the Listed Agreements and has not terminated or taken any action to terminate any of the Listed Agreements. To the knowledge of the Company, there are no writings extrinsic to any of such Listed Agreements which would materially modify their terms.

                 (d) The execution and delivery of this Agreement by the Company and the Stockholders and the consummation of the transactions contemplated by this Agreement will not, except as set forth on Schedule 2.19(d), (A) constitute a default under, violate or conflict with any Listed Agreement, (B) give rise to a right to terminate by the other party to any Listed Agreement, or (C) require the consent of any other party to any Listed Agreement (a "Consent"). Except as disclosed in Schedule 2.19(d), the Company has obtained all Consents on or prior to the date of this Agreement.

        2.20 Insurance. Schedule 2.20 provides a complete list and brief description of all material insurance policies in force with respect to the Company, its employees and its officers and directors.

        2.21 Tax Matters.

        (a) Definitions. For purposes of this Agreement, the following definitions shall apply:

                (i) The term "Group" shall mean, individually and collectively, the Company, any individual, trust, corporation, partnership or other legal person if the Company is or may be held liable for the Taxes of such person either as a transferee, pursuant to contract, pursuant to United States Treasury Regulation ss. 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law;

                (ii) The term "Tax" or "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, including without limitation, federal and state income taxes, other taxes based on net income or profits, payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and all other obligations of the same or of a similar nature, which the Group is required to pay, withhold or collect; and

                (iii) The term "Return" or "Returns" means any return, declaration, report, estimate, claim for refund, information return, information statement, return or report with respect to backup withholding or other withholding on account of payments to third parties or other document (including any relating or supporting estimates, elections, schedules, statements or information or information returns or reports with respect to backup withholding and other payments to third parties) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

        (b) Returns Filed and Taxes Paid. All Returns required to be filed by or on behalf of members of the Group have been duly filed on a timely basis and such Returns are true, correct and complete in all material respects, all Taxes shown as payable thereon (or subsequently assessed with respect thereto) have been paid in full on a timely basis, and no other material Taxes are payable by the Group with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any Tax period completed prior to the date of this Agreement. Each member of the Group has withheld and paid over all Taxes required to have been withheld and paid over by it, and complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of any member of the Group with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that a member of the Group is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

        (c) Tax Reserves. The amount of the Company's liability for unpaid Taxes for all periods ending on or before the December 31, 1999 Financial Statements does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes), reflected on the December 31, 1999 Financial Statements, and the amount of the Company's liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes), as such accruals are reflected on the December 31, 1999 Financial Statements, as adjusted for operations and transactions in the ordinary course of business since December 31, 1999 in accordance with past custom and practice.

        (d) Returns Furnished. The Company has furnished to Parent true and complete copies of (i) relevant portions of income tax audit reports, statements or notices of asserted deficiencies, and any closing or other material agreements entered into by any member of the Group with any government or taxing authority relating to Taxes, and (ii) all federal and state income and franchise tax Returns for the Group for all periods ending on or after December 31, 1994. The Company has never been a member of an affiliated group filing consolidated federal income Tax returns. Neither the Company nor any member of the Group does business in or derives income from any state, local, territorial or foreign taxing jurisdiction other than those for which all such Returns have been furnished or made available to Parent.

        (e) Tax Deficiencies; Audits; Statutes of Limitations. Except as set forth on Schedule 2.21(e), (i) no Returns of any member of the Group have been audited by any taxing authority, nor is any such audit in process, nor has the Group received notice (either written or oral) of the initiation of any audit or examination relating to Taxes; (ii) no deficiencies exist or have been asserted (either in writing or orally) or are expected to be asserted with respect to the payment of Taxes by any member of the Group, and no member of the Group has received notice (either written or oral), or expects to receive notice, that it has not filed a Return required to be filed by it or not paid Taxes required to be paid by it; (iii) to the Company's knowledge, no taxing authority has instituted any action or proceeding against any member of the Group (or against the assets of any member of the Group) relating to the assessment or collection of any Taxes, nor has any member of the Group received notice (either written or oral) that any such proceeding will or may be instituted; and (iv) no member of the Group has waived or extended any period of limitations on the assessment or collection of any Tax.

        (f) Tax Sharing Agreements. Neither the Company nor any other member of the Group is, and neither the Company nor any other member of the Group has ever been, a party to any tax sharing agreement or tax indemnity agreement and neither the Company nor any other member of the Group has assumed the liability of any other person for Taxes pursuant to any contract.

        (g) Tax Elections and Special Tax Status. Neither the Company nor any other member of the Group (i) is a party to any safe harbor lease within the meaning of

Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982; (ii) is a "consenting corporation" under
Section 341(f) of the Code; (iii) has entered into any compensatory agreements with respect to the performance of services pursuant to which payment would result in a nondeductible expenditure pursuant to Sections 162(m) or 280G of the Code or an excise tax pursuant to Section 4999 of the Code, (iv) has participated in an international boycott as defined in Code Section 999; (v) has been a "distributing corporation" (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the three-year period ending as of the date of this Agreement; (vi) has agreed, nor will it be required, as a result of a change in method of accounting for any period ending on or before the Closing Date, to include any adjustment under Section 481(c) of the Code (or any similar or corresponding provision or requirement of other applicable Tax law) in taxable income for any period ending on or after the Closing Date; (vii) has a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country; or (viii) is a party to any joint venture, partnership or other agreement, contract or arrangement (whether written or oral) which could be treated as a partnership for federal income tax purposes. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Each member of the Group is in compliance with the terms and conditions of any applicable Tax exemptions which it may have claimed, and any Tax agreements or Tax orders of any government to which it may be subject, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance. Each of the Affiliates is a "United States person" within the meaning of Section 7701(a)(30) of the Code. Company is not currently and has never been subject to the reporting and record maintenance rules of Section 6038A of the Code.

        (h) Tax Attributes. The Company has no net operating losses or other tax attributes presently subject to limitation under Code Sections 382, 383, or 384, or the federal consolidated return regulations.

        (i) Tax-Free Reorganization. The Company has not taken any action, and does not know of any fact, agreement, plan or circumstance, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        2.22 [Intentionally Omitted].

        2.23 Environmental Matters.

                (a) Definitions. For purposes of this Agreement, the following definitions shall apply:

                        (i) "Hazardous Materials" shall include any hazardous substance, pollutant, contaminant, flammable explosives, radioactive materials and hazardous, toxic or dangerous wastes and any other chemicals, materials or substances which are identified, defined or regulated pursuant to any Environmental Laws, or the release, discharge or exposure to which is prohibited, limited to or regulated by any federal, state or local government under

Environmental Laws and any petroleum, waste oil and petroleum by-products, asbestos in any form, or urea formaldehyde.

                        (ii) "Environmental Laws" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act, as amended (42 U.S.C.
Section 9601 et seq.); the Hazardous Materials Transportation Act (49 U.S.C.
Section 1801 et seq.); Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.); any so-called "Superfund" law; and any other law, statute, regulation, ordinance or governmental directive regulating, relating to or imposing liability or standards of conduct, concerning protection of health and safety or the environment.

                        (iii) "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notice of noncompliance or violation, investigations or proceedings relating to any Environmental Law or any permit issued under any such law, including without limitation (A) any and all Claims (as defined in Section 6.3) by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (B) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or other environment from release or disposal of Hazardous Materials not in accordance with Environmental Laws.

                (b) Except as set forth on Schedule 2.23, the Company is in compliance in all material respects with all Environmental Laws and the requirements of all environmental permits required for the handling, use, storage and disposition of Hazardous Materials under Environmental Laws that are applicable to the Company's operations as presently conducted.

                (c) There are no pending or, to the knowledge of the Company, threatened Environmental Claims against the Company or any property of the Company.

                (d) Except as set forth on Schedule 2.23, there are no facts, circumstances, conditions or occurrences regarding the Company, its operations or any property of the Company that, to the knowledge of the Company, could form the basis of an Environmental Claim against the Company or any property or assets of the Company.

        2.24 Company Products. Except as set forth on Schedule 2.24, none of the Company's products have any material defects in design or otherwise fail to comply with their published specifications in any material respect which defects or failure to comply would exceed those reserved against in the Balance Sheet.

        2.25 Inventory. As of the date of the Balance Sheet, all inventory of the Company consists of a quality and quantity consistent with past practices net of any reserves shown on the Balance Sheet.

        2.26 Accounts Receivable. The accounts receivable of the Company reflected in the Balance Sheet represent sales actually made in the ordinary course of business, are collectible, to the knowledge of the Company, in the ordinary course of business (net of any reserves shown on the Balance Sheet) and have been properly accrued in accordance with GAAP.

        2.27 Customers and Suppliers. Schedule 2.27 lists the ten largest customers and the ten largest suppliers of the Company, each ranked by revenue, for the most recent full fiscal year. Except as disclosed in Schedule 2.27, there has been no material adverse change in the business relationship of the Company with any customer or supplier named on Schedule 2.27.

        2.28 Bank Accounts. Schedule 2.28 sets forth the names and locations of all banks, trust companies, brokerage firms or other financial institutions at which the Company maintains an account and the name of each person authorized to draw thereon or make withdrawals therefrom. Schedule 2.28 also sets forth the names of all persons authorized to borrow money or sign notes on behalf of the Company.

        2.29 Compensation of Employees. The Company has provided the Parent with an accurate and complete list for the last full fiscal year showing (i) the names of all persons employed by the Company as of the date hereof, and (ii) the present salary or hourly wage (including, without limitation, salary, commission and bonus) and fringe benefits (excluding Employee Benefit Plans set forth in
Schedule 2.16), of each such person.

        2.30 Brokers. Except as set forth on Schedule 2.30, neither the Company, any of its officers or directors, nor any of the Stockholders has engaged, consented to, or authorized any broker or investment banker to act on its or his behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

        2.31 Export Control Laws. The Company has conducted its export transactions in accordance with applicable provisions of export control laws in the country of origin and the country of destination.

        2.32 Year 2000. None of the products sold or licensed by the Company malfunctioned, ceased to function, generated materially incorrect data or produced materially incorrect results and did not cause any of the above with respect to the property or business of third parties using such products or services when processing, providing or receiving (i) date-related data from, into and between the Twentieth (20th) and Twenty-First (21st) centuries, or (ii) date-related data in connection with any valid date in the Twentieth (20th) and Twenty-First (21st) centuries, causing a Material Adverse Effect on the Company.

        2.33 Hearing Notice and Information Statement. The information relating to the Company included in (i) the notice sent to the Stockholders of the Company pursuant to, and meeting the requirements of, Article 2 of Subchapter 1 of the California Administrative Code, title 10, Chapter 3, Subchapter 2, as amended (the "Hearing Notice"), concerning the hearing to be held by the California Commissioner of Corporations (the "Commissioner") to consider the terms, conditions and fairness of the transactions contemplated hereby pursuant to Section 25142 of the California Corporate Securities Law of 1968, as amended (the "Hearing"), (ii) the application for permit filed with the Commissioner in connection with the Hearing (the "Permit Application") and (iii) the information statement mailed to Stockholders of the Company in connection with the transactions contemplated hereby (the "Information Statement") shall not, at the time the Hearing Notice is mailed to Stockholders of the Company, and at all times subsequent thereto (through and including the Effective Time), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event or information should be discovered by the Company which should be set forth in an amendment to the Hearing Notice, the Permit Application or the Information Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent which is contained in any of the foregoing documents.

        2.34 Voting Agreement. The Affiliates, representing more than a majority of the outstanding shares of Common Stock, have agreed in writing to vote for approval of the Merger pursuant to the Voting Agreement.

        2.35 Vote Required. The affirmative vote of the holders of at least a majority of the Common Stock outstanding on the record date set for the Stockholder Meeting (as defined below) is the only vote of the holders of any of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

        2.36 Board Approval. The Board of Directors of the Company has unanimously (i) approved this Agreement, (ii) determined that the transactions contemplated herein are advisable and in the best interests of the Stockholders and on terms that are fair to the Stockholders and (iii) recommended that the Stockholders approve this Agreement.

        2.37 Stegens License. Ronald Stegens has not, pursuant to that certain Assignment and License Agreement between the Company and Ronald Stegens dated ________ __, 1986 (the "Stegens License"), used, copied, modified, marketed, sold or sublicensed the Programs (as defined in the Stegens License) except for the use by Ronald Stegens and the Company of such Programs in the ordinary course of the Company's business.

        2.38 Full Disclosure. No representation or warranty by the Company in this Agreement or in any exhibit, schedule, or certificate delivered or to be delivered to Parent pursuant hereto or in connection with the consummation of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

                                  ARTICLE III.

                    REPRESENTATIONS AND WARRANTIES OF PARENT

                Parent hereby represents and warrants to the Stockholders, except as otherwise set forth in the Disclosure Schedule on Exhibit F hereto being furnished by Parent to the Stockholders simultaneously with the execution and delivery of this Agreement (the "Parent Schedule"), as follows:

        3.1 Due Organization of Parent. Parent (a) is a corporation duly organized and validly existing under the laws of the State of Delaware, (b) is duly qualified to do business in and is in good standing under the laws of every jurisdiction where it is required to be so qualified, except where the failure to be so qualified would not have a material adverse effect on Parent, and (c) has all requisite corporate power and authority to own or lease and to operate its properties and carry on its business.

        3.2 Corporate Records. Parent has made available to the Company true and complete copies of its Certificate of Incorporation and Bylaws.

        3.3 Nonviolation. The execution and delivery of this Agreement by Parent and the consummation of the transactions contemplated by this Agreement will not
(a) violate or conflict with the provisions of the Certificate of Incorporation or Bylaws of Parent, or (b) except as set forth in this Agreement or in Schedule 3.3, require Parent to obtain the consent, approval or authorization of any governmental or quasi-governmental person or entity prior to the Closing.

        3.4 Authority for Agreement. All corporate and other proceedings required to be taken by or on behalf of Parent to authorize Parent to enter into this Agreement and to consummate the transactions contemplated hereby (including the delivery of the Merger Consideration) have been duly and properly taken. This Agreement has been duly executed and delivered by the Parent and is valid, binding and enforceable against Parent, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity. All Parent Shares to be issued in connection with the Merger shall be legally and validly issued and fully paid and nonassessable.

        3.5 SEC Documents; Financial Statements. Parent has filed all statements, reports, registration statements, proxy statements and other documents required to be filed by Parent with the Securities and Exchange Commission (the "SEC") since March 31, 1998 and has made available to the Company a true and complete copy of each such statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "Securities Act")), definitive proxy statement, and other documents in the form filed with the SEC by Parent from March 31, 1998 (all such statements, reports, registration statements, proxy statements and other documents filed by Parent with the SEC are referred to as the "Parent SEC Documents"). All documents required to be filed as exhibits to the Parent SEC Documents have been so filed and Parent has made available to the Company all exhibits to the Parent SEC Documents filed prior to the date hereof. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document. The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the "Parent Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Qs, as permitted by Form 10-Q of the SEC). The Parent Financial Statements fairly present, in all material respects, the consolidated financial position and operating results of Parent and its subsidiaries at the dates and during the periods indicated therein, in conformity with GAAP.

        3.6 No Adverse Changes. Since December 31, 1999 (the "Parent Balance Sheet Date"), there has not been any change in the assets, liabilities or business of Parent not in the ordinary course of business and which has resulted in a Material Adverse Effect on Parent (fluctuations and volatility in the market price of Parent Shares shall not constitute a Material Adverse Effect for purposes of this Agreement and the transactions contemplated hereby).

        3.7 Brokers. Neither Parent nor any of its officers or directors has engaged, consented to, or authorized any broker or investment banker to act on its or his behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

        3.8 Full Disclosure. No representation or warranty by Parent in this Agreement or in any exhibit, schedule or certificate delivered or to be delivered to the Company or the Stockholders pursuant hereto or in connection with the consummation of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

        3.9 Tax-Free Reorganization. Parent has not taken any action, and does not know of any fact, agreement, plan or circumstance, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of
Section 368(a) of the Code.

                                   ARTICLE IV.

                          CERTAIN PRE-CLOSING COVENANTS

        4.1 [Intentionally Omitted].

        4.2 Confidentiality.

                (a) Parent agrees to hold in confidence, and to cause its employees, agents, officers and representatives to hold in confidence, all information provided to Parent or its representatives by Stockholders or the Company before or after the date of this Agreement concerning the Company's assets, liabilities and operations pursuant to the terms of that certain Non-Disclosure Agreement, dated December 29, 1999, by and between Parent and the Company the terms of which are incorporated by reference herein.

                (b) The Affiliates and the Company agree to hold in confidence, and to cause their respective employees, agents, officers, and representatives to hold in confidence, all information provided to the Company or the Stockholders or its representatives by Parent before or after the date of this Agreement concerning the Parent's assets, liabilities and operations pursuant to the terms of that certain Non-Disclosure Agreement, dated December 29, 1999, by and between Parent and the Company the terms of which are incorporated by reference herein.

        4.3 Business Organization. Between the date of this Agreement and the Closing Date, the Company shall, and the Affiliates shall use their best commercial efforts to cause the Company to:

                (a) preserve intact its business organization and to conduct its business only in the ordinary course of business;

                (b) keep available the services of the current officers, employees and agents of the Company;

                (c) maintain good commercial working relations with its suppliers, customers, landlords, creditors, employees, agents and all other entities or persons having business relationships with the Company;

                (d) continue in full force and effect all existing insurance policies of or relating to the Company;

                (e) promptly notify Parent of any event or occurrence not in the ordinary course of business; and

                (f) otherwise report periodically to Parent concerning the status of its business, operations and finances.

        4.4 Conduct of Business of the Company. Except as expressly contemplated by this Agreement, the Affiliates and the Company shall not cause or permit any of the following, without the prior written consent of Parent:

                (a) Charter Documents. Any amendments to the Company's Certificate of Incorporation or Bylaws;

                (b) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating the Company to issue any such shares or other convertible securities;

                (c) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

                (d) Employee Plans. Increase, terminate, amend, or otherwise modify any plan for the benefit of its employees;

                (e) Listed Agreements. (i) Violate, in any material respect, any of the terms of any of the Listed Agreements, or (ii) enter into any contract or commitment, amend or otherwise modify or waive any of the terms of any of its Listed Agreements, other than in the ordinary course of business consistent with past practice;

                (f) Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property other than pursuant to non-exclusive license arrangements in the ordinary course of business consistent with past practice;

                (g) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

                (h) Assets. Sell, lease, license or otherwise dispose of, or write-off or write-up or encumber, any of its properties or assets except in the ordinary course of business consistent with past practices;

                (i) Indebtedness. Other than in the ordinary course of business, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

                (j) Leases. Enter into any lease that requires annual payments by the Company in excess of $25,000;

                (k) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $25,000 in any one case or $50,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business or other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements;

                (l) Capital Expenditures. Except as set forth in Schedule 4.4(l), make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

                (m) Insurance. Materially reduce the amount of any insurance coverage provided by existing insurance policies;

                (n) Termination or Waiver. Terminate or waive any right having a value greater than $25,000;

                (o) Bonuses. Pay any special bonus or special remuneration to any employee or director (in excess of $1,100,000 in the aggregate) or, other than in the ordinary course consistent with past practice in connection with scheduled performance reviews, increase the salaries or wage rates of its employees;

                (p) Severance Arrangements. Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof;

                (q) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the filing of such a suit or (iii) for a breach of this Agreement;

                (r) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business;

                (s) Taxes. Other than in the ordinary course of business: make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                (t) Revaluation. Revalue any of its assets including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

                (u) Other. Take, or agree to take, any of the actions described in Sections 4.4(a) through (t) above, or, subject to Section 4.6(b) below, any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

        4.5 Consents. Each party shall cooperate with all other parties and use its best commercial efforts to obtain, prior to the Effective Time, all licenses, permits, consents, approvals, authorizations, qualifications and governmental approvals, including consents of parties to the Listed Agreements as are necessary for consummation of the transactions contemplated by this Agreement and for the Surviving Corporation to enjoy all rights under such Listed Agreements after the consummation of the transactions contemplated by this Agreement.

        4.6    Notice of Breach; Disclosure; Updating of Schedules.

        (a) Each party shall promptly notify the other of (i) any event, condition or circumstance of which such party becomes aware occurring from the date hereof to the Closing Date that would constitute a violation or breach of this Agreement (or a breach of any representation or warranty contained herein) or, if the same were to continue to exist as of the Closing Date, would constitute the non-satisfaction of any of the conditions set forth in Article VI or VII, as the case may be, or (ii) any event, occurrence, transaction, or other item of which such party becomes aware which would have been required to have been disclosed on any schedule or statement delivered hereunder had such event, occurrence, transaction or item existed as of the date hereof. No such disclosure shall in any way be deemed to amend, modify, or in any way affect the representations, warranties, and covenants made by any party in or pursuant to this Agreement or be deemed to constitute a waiver of any condition in favor of any party hereto.

        (b) The Company may update the Company Schedule between the execution of this Agreement and the Closing Date to reflect the occurrence of any event referred to in (a)(i) and (ii) above in order to make such Company Schedules true and correct as of the Closing Date. Unless waived in writing by Parent on or before the Closing Date, no such updated disclosure shall in any way be deemed to amend, modify, or in any way affect the representations, warranties, and covenants made by the Company or the Affiliates in or pursuant to this Agreement or be deemed to constitute a waiver of any condition in favor of any such party hereto.

        4.7 No Shopping.

        (a) From and after the date of this Agreement, the Company will not (nor will it propose to) directly or indirectly solicit, initiate, encourage, or facilitate (by furnishing non-public information or otherwise) any inquiry or the making of any proposal that is or may reasonably be expected to lead to an Acquisition Proposal, or discuss or negotiate any Acquisition Proposal with any third party; nor will the Company authorize or permit any of its respective officers, directors, employees, bankers, attorneys, accountants, or other representatives (regardless of whether acting or purporting to act on behalf of the Company or otherwise) to do any of these things; provided, however, that if before obtaining its Stockholders' Approval, the Company receives an unsolicited Acquisition Proposal that did not result from a breach of this Section 4.7 and that is or is reasonably likely to lead to a Superior Proposal, the Company may furnish non-public information to and negotiate with the person who made the Acquisition Proposal, but only if and after (i) the Company's Board of Directors determines in good faith, after consultation with outside legal counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to the Company's stockholders under applicable law; (ii) the Company gives the Parent at least three business days' written notice before doing so (which notice shall include the material terms and conditions of the Acquisition Proposal); and (iii) the person who made the Acquisition Proposal enters into a customary confidentiality agreement with the Company.

        (b) The Company's Board of Directors will not do or propose to do any of the following things:

                (i) withdraw or modify its recommendation of the Merger unless a Superior Proposal has been received by the Company or publicly announced and the Company has terminated this Agreement in accordance with Section 9.1(j);

                (ii) approve or recommend an Acquisition Proposal unless it is a Superior Proposal, and then only if the Company has terminated this Agreement in accordance with Section 9.1(j); or

                (iii) cause or permit the Company to enter into any contract, letter of intent, agreement in principle, or similar agreement or understanding (regardless of whether legally binding) relating to an Acquisition Proposal that is not a Superior Proposal unless the Company's Board of Directors first determines in good faith, after consultation with outside legal counsel, that the Acquisition Proposal is reasonably likely to result in a Superior Proposal and that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to the Company's stockholders under applicable law, and the Company has terminated this Agreement in accordance with Section 9.1(j).

        (c) Notwithstanding any other provision of this Section 4.7, the Company may at any time take and disclose to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act, provided, however, that except as permitted by Section 4.7, neither the Company nor its Board of Directors will (or will propose to) approve or recommend an Acquisition Proposal (by taking or disclosing a position described in Rule 14e-2(a)(1) or otherwise).

        (d) The Company will as promptly as practicable, but in any event within one day, notify Parent orally and in writing of any Acquisition Proposal or any inquiry in connection with or that might reasonably be expected to lead to an Acquisition Proposal, (including any request for information), including the identity of the person making the Acquisition Proposal or inquiry and the material terms and conditions thereof. Thereafter, unless and until this Agreement is terminated in accordance with Section 9.1(j), the Company will keep Parent promptly and fully informed of the status and details of the Acquisition Proposal or inquiry, including any changes or proposed changes thereto.

        4.8 Listing of Additional Shares Prior to the Effective Time, Parent shall file with NASDAQ a Notification Form for Listing of Additional Shares with respect to the Parent Shares to be issued pursuant to the transactions contemplated by this Agreement.

        4.9 Affiliates. Exhibit A-1 sets forth those persons who are directors or executive officers holding shares of, or who the Company believes may otherwise be deemed to be "Affiliates" of, the Company. The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list.

        4.10 Notices. The Company shall give all notices and other information required to be given to the employees of the Company, any collective bargaining unit representing any group of employees of the Company, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement;

        4.11 Preparation of Returns and Payment of Taxes. The Company shall prepare and timely file all Returns and any amendments thereto required to be filed by it on or before the Closing Date. Parent shall have a reasonable opportunity to review prior to filing all such Returns and amendments. The Company and each member of the Group (as defined in Section 2.21(a)(i)) shall pay and discharge all Taxes, assessments and governmental charges upon or against it or any of its properties or assets, and all liabilities at any time existing, before the same shall become delinquent and before penalties accrue thereon, except to the extent and so long as:

(a) the same are being contested in good faith and by appropriate proceedings pursued diligently and in such a manner as not to cause any material adverse effect upon the condition (financial or otherwise) or operations of the Company or any member of the Group; and (b) the Company shall have set aside on its books reserves (segregated to the extent required by sound accounting practice) in the amount of the demanded principal imposition (together with interest and penalties relating thereto, if any).

        4.12 Cash Balance. The cash balances of the Company on the Closing Date shall be no less than the Company's balance sheet cash position as of November 30, 1999, plus or minus (i) the Company's cash flow from operations for the time period beginning on December 1, 1999 and ending on the Closing Date, minus (ii) the bonuses to be paid by the Company in February 2000 (collectively, the "Bonuses") equal to 7% of the Company's pre-tax operating income for its 1999 fiscal year (such Bonuses, in the aggregate, not to exceed $1,100,000), minus
(iii) the Company's capital expenditures during such period consistent with the Company's ordinary course capital expenditure plan, minus (iv) reasonable investment banking, legal and accounting fees of the Company incurred in the Merger.

                                   ARTICLE V.

                              ADDITIONAL AGREEMENTS

        5.1 Fairness Hearing and Permit Application. As promptly as practicable after the execution of this Agreement, and in any event no later than five (5) business days after such execution, the Company and Parent shall prepare, and Parent shall file with the Commissioner, the Permit Application and a request for the Hearing to be held by the Commissioner to consider the terms, conditions and fairness of the transactions contemplated by this Agreement pursuant to
Section 25142 of the California Corporate Securities Laws of 1968, as amended. As soon as permitted by the Commissioner, the Company shall mail the Hearing Notice to all Stockholders entitled to receive such notice under the DGCL. The Company and Parent will notify each other promptly of the receipt of any comments from the Commissioner or its staff and of any request by the Commissioner or its staff or any other government officials for amendments or supplements to any of the documents filed therewith or any other filing or for additional information and will supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the Commissioner, or its staff or any other government officials, on the other hand, with respect to the filing. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Information Statement or any other filing, the Company shall promptly inform Parent of such occurrence and cooperate in filing with the Commissioner or its staff or any other government officials, and/or mailing to Stockholders, such amendment or supplement. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Information Statement any information with respect to Parent or its affiliates or associates, the form and content of which information shall not have been approved by Parent prior to such inclusion, such approval not to be unreasonably withheld or delayed.

        5.2 Meeting of Stockholders. To the extent applicable, the Company shall promptly after the date hereof take all action necessary in accordance with the DGCL and its Certificate of

Incorporation and Bylaws to convene a meeting of the Stockholders (the "Stockholder Meeting") or to secure the written consent of its Stockholders promptly after (and in any event within five (5) days of) the issuance of a permit by the Commissioner (the "Permit"). The Company shall consult with Parent regarding the date of the Stockholder Meeting and use its best commercial efforts to promptly convene the Stockholder Meeting and shall not postpone or adjourn (other than for the absence of a quorum) the Stockholder Meeting without the consent of Parent. The Company shall use its best commercial efforts to solicit from Stockholders proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of the Stockholders required to effect the Merger.

        5.3 Access to Information.

                (a) The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing Date to (i) all of the Company's properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of the Company as Parent may reasonably request. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

                (b) Subject to compliance with applicable law, from the date hereof until the Closing Date, each of Parent and the Company shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

                (c) No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated hereby.

        5.4 Public Disclosure. Unless otherwise permitted by this Agreement, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld or delayed), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the National Association of Securities Dealers ("NASD").

        5.5 Consents; Cooperation.

                (a) Each of Parent and the Company shall promptly apply for or otherwise seek, and use its commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the transactions contemplated hereby, including those required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR") and any foreign antitrust laws. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or any other antitrust or fair trade law.

                (b) Each of Parent and the Company shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any governmental entity with respect to the transactions contemplated by this Agreement under the HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and the Company shall cooperate and use all commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated hereby, unless by mutual agreement Parent and the Company decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that neither Parent nor the Company shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the earlier of (i) the three-month anniversary of the date hereof or (ii) the date of a ruling preliminarily enjoining the Merger issued by a court of competent jurisdiction. Each of Parent and the Company shall use all commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under HSR or other Antitrust Laws with respect to such transactions as promptly as possible after filing the notification and report form under HSR.

                (c) Notwithstanding anything to the contrary in this Agreement,
(i) Parent shall not be required to divest any of its businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Parent or on the Company after the Closing Date and (ii) the Company shall not be required to divest any of its businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on the Company.

        5.6 Further Assurances. Each of the parties hereto agrees that it will, from time to time after the date of this Agreement, execute and deliver such other certificates, documents and instruments and take such other action as may be reasonably requested by any of the other parties to carry out the actions and transactions contemplated by this Agreement. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the transactions contemplated by this Agreement.

        5.7 Voting. The Affiliates (who, collectively, hold no less than a majority of the Common Stock) hereby covenant to Parent that, at the Stockholder Meeting they shall vote all of their shares of Common Stock in favor of the Merger and this Agreement and the consummation of the transactions contemplated hereby in accordance with the terms of the Voting Agreement, attached hereto as Exhibit G.

        5.8 Tax Sharing Agreements. The Company shall, as of the Closing Date, terminate all tax allocation agreements or tax sharing agreements with respect to the Company and shall ensure that such agreements are of no further force or effect as to the Company on and after the Closing Date and there shall be no further liability of the Company under any such agreement.

        5.9 Termination of Employee Benefit Plans. The Veritech Microwave, Inc. Employees' 401(k) Plan shall have been terminated on or prior to the Closing Date.

                                   ARTICLE VI.

                           CONDITIONS PRECEDENT TO THE
                       OBLIGATIONS OF PARENT AND MERGERCO

        The obligation of Parent and MergerCo to enter into and complete the Closing is conditioned upon the satisfaction or waiver in writing by Parent (on behalf of Parent and MergerCo), on or before the Closing Date, of the following conditions:

        6.1 Representations and Warranties. The representations and warranties made by the Company contained in this Agreement, the Company Schedule and other schedules or exhibits hereto shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties were made on such date.

        6.2 Performance of Covenants. The Company and the Affiliates shall have performed and complied in all material respects with all of the agreements, covenants and conditions required by this Agreement to be performed and complied with by it or them prior to or on the Closing Date.

        6.3 Litigation. No investigation, suit, action or other proceeding, or injunction or final judgment (collectively, "Claims") relating to the Company shall be threatened or pending against the Company on the Closing Date before any court or governmental commission or agency, including without limitation, any Claim seeking to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

        6.4 Consents and Approvals. All licenses and other consents or approvals required for the consummation of the transactions contemplated hereby, including without limitation any required consents of the parties to any Listed Agreement and any governmental consents or approvals, shall have been obtained without the payment of any penalty by the Company.

        6.5 Dissenting Shares. As of the Closing, Eligible Dissenting Shares shall represent not more than ten percent (10%) of the voting power of the outstanding shares of Common Stock on such date.

        6.6 Material Changes. There shall not have been any material adverse change in the business, assets, financial condition or prospects of the Company from the date hereof to the Closing Date.

        6.7 Stockholder Approval. This Agreement and the Merger contemplated hereby shall have been approved and adopted by the requisite vote of the Stockholders pursuant to the DGCL no later than five (5) days after the issuance of the Permit by the Commissioner.

        6.8 Delivery of Documents. There shall have been delivered to Parent the following:

                (a) a certificate of the Company, dated the Closing Date, signed by its Chief Executive Officer, to the effect that the conditions specified in Sections 6.1 and 6.2 have been fulfilled;

                (b) a certificate of the Secretary of the Company certifying copies of (i) the Certificate of Incorporation and Bylaws of the Company; and
(ii) all requisite corporate resolutions of the Company approving the execution and delivery of this Agreement and the consummation of the transactions contemplated herein; and

                (c) a certificate of the Secretary of the Company certifying the vote (in favor of the Merger) of the Stockholders at the Stockholder Meeting.

        6.9 Legal Opinions. Parent shall have received a legal opinion of Bingham Dana LLP, counsel to the Company, reasonably satisfactory to Parent addressed to Parent and dated the Closing Date.

        6.10 Escrow Agreement. Each of the Escrow Agent and Stockholders' Agent shall have delivered an executed counterpart of the Escrow Agreement.

        6.11 Employment Agreements. Each of the Executives listed on Exhibit H shall have entered into an Employment Agreement with the Company and Parent in substantially the form attached hereto as Exhibit I.

        6.12 Stegens License. The Company and Ronald Stegens shall have entered into an agreement, satisfactory to Parent (the "Stegens Release"), whereby Ronald Stegens shall waive and forever release all of his rights under the Stegens License and confirm that the Company shall retain all of its rights granted to the Company under the Stegens License.


                                  ARTICLE VII.

                       CONDITIONS PRECEDENT TO OBLIGATIONS
                       OF THE COMPANY AND THE STOCKHOLDERS

        The Company's and the Stockholders' obligation to enter into and complete the Closing is conditioned upon the satisfaction or waiver in writing by the Company, on or before the Closing Date, of all of the following conditions:

        7.1 Representations and Warranties. The representations and warranties made by Parent contained in this Agreement, the Parent Schedule and other schedules or exhibits hereto or in any certificate or document delivered to the Company by Parent or MergerCo in connection with the transactions contemplated by this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties were made on such date.

        7.2 Performance of Covenants. Each of Parent and MergerCo shall have performed and complied in all material respects with all of the agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

        7.3 Litigation. No Claim relating to Parent shall be threatened or pending against Parent on the Closing Date before any court or governmental commission or agency seeking to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

        7.4 Consents and Approvals. All licenses and other consents or approvals required for the consummation of the transactions contemplated hereby by Parent, including any governmental consents or approvals, shall have been obtained.

        7.5 Material Changes. There shall not have been any material adverse change in the business, assets, financial condition or prospects of Parent from the date hereof to the Closing Date, nor shall there exist any condition which could reasonably be expected to result in such a material adverse change (fluctuations and volatility in the market price of Parent Shares shall not constitute a material adverse change for purposes of this Agreement and the transactions contemplated hereby).

        7.6 Delivery of Documents. There shall have been delivered to the Company a certificate of Parent, dated the Closing Date, signed by an officer of Parent, to the effect that the conditions specified in Sections 7.1 and 7.2 have been fulfilled;

        7.7 Legal Opinion. The Company shall have received a legal opinion of Morrison & Foerster LLP and/or Troutman Sanders LLP, counsel to Parent, reasonably satisfactory to the Company addressed to the Company and the Stockholders and dated the Closing Date.

        7.8 Escrow Agreement. Each of the Escrow Agent, Parent and Stockholders' Agent shall have delivered an executed counterpart of the Escrow Agreement.

        7.9 Stockholder Approval. This Agreement and the Merger contemplated hereby shall have been approved and adopted by the requisite vote of the Stockholders pursuant to the DGCL.

        7.10 Employment Agreements. Parent shall have executed and delivered Employment Agreements with each of the Executives in substantially the form attached hereto as Exhibit I.

        7.11 Limitations Under the Permit. The Permit issued by the Commissioner shall not contain any unreasonable restrictions (in the good faith opinion of the Company after consultation with outside legal counsel) on any subsequent sale or transfer by the Stockholders of the Parent Shares after the Closing Date.

                                  ARTICLE VIII.

                                 INDEMNIFICATION

        8.1 Survival.

                (a) The indemnification obligations set forth in this Article VIII shall survive the Closing until one year after the Closing (the "Termination Date").

                (b) The limitations set forth in Section 8.1(a) above shall not apply to (i) indemnification obligations relating to claims asserted hereunder on or prior to the Termination Date, and (ii) any indemnification obligations relating to fraud on the part of any of the Stockholders or Parent which shall survive the Closing until the expiration of the respective statutes of limitations.

        8.2 Indemnification by the Stockholders and the Company. Subject to
Section 8.8 below, the Company, until the Closing Date, and the Stockholders thereafter shall jointly and severally indemnify and hold harmless Parent, MergerCo and each of its respective agents, representatives, employees, officers, directors, stockholders, controlling persons and affiliates (collectively, the "Parent Indemnitees") (except that each of the Stockholders shall severally indemnify and hold harmless the Parent Indemnitees with respect to the representations and warranties set forth in Section 2.1 with respect to his or her shares of the Company), and shall reimburse the Parent Indemnitees for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damages") arising from or in connection with (a) any inaccuracy in any of the representations and warranties of the Company in this Agreement or in any Exhibit, Schedule or closing document delivered by the Company pursuant to this Agreement, (b) any failure of the Company to perform or comply with any agreement to be performed or complied with by it in this Agreement, (c) such matters set forth in Section 8.2.1 below, and
(d) Parent's enforcement of the indemnification provisions contained herein; provided, however, that with respect to any indemnification under Section 2.24, Stockholders' Agent shall have a period of 4 months after any third party claim to verify and settle such warranty claim. Notwithstanding the foregoing, the Stockholders and the Company shall have no liability to the Parent Indemnitees under this Section 8.2 until the aggregate amount of all Damages under this
Section 8.2 incurred by the Parent Indemnitees (collectively) exceeds $1,000,000, in which case Parent (or the applicable Parent Indemnitees) shall receive Parent Shares (valued at the average of the closing prices of a Parent Share as quoted on NASDAQ for the 10 (ten) trading days ending on the trading day immediately preceding the date a Parent Indemnitee delivers a written claim for Damages to the Escrow Agent) equal to the amount of Damages in excess of $500,000 in accordance with the procedures set forth in the Escrow Agreement; provided, that such limitation relating to Damages shall not apply to the

Stockholders to the extent of Damages arising from fraud on the part of the Company or any Stockholder or with respect to the representations and warranties set forth in Section 2.1.

                8.2.1 Environmental Indemnification by the Stockholders. Notwithstanding any disclosure under or limitations imposed by Section 2.23 or any due diligence investigation by Parent or its agents, representatives, employees or officers, in the event that any Hazardous Materials are found prior to the Termination Date, and which existed as of or prior to the Closing Date, on, in, under, or about the property upon which the Company conducts its business, the Stockholders shall, subject to the limitations contained in Sections 8.2 and 8.8 hereof, reimburse the Company and/or Parent Indemnitees as to any and all Damages which may be imposed upon, incurred by, or awarded against, the Company and/or the Parent Indemnitees with respect to the investigation, remediation, containment, management, monitoring, and/or removal of any or all such Hazardous Materials to the extent required to address all applicable Environmental Laws in existence as of or prior to the Closing Date or as may otherwise be requested or mandated by any court, governmental agency, or properly authorized third party in order to comply with any applicable Environmental Laws in existence as of or prior to the Closing Date.

        8.3 Indemnification by Parent. Parent shall indemnify and hold harmless the Stockholders and their respective agents, representatives, employees, officers, directors, and stockholders, controlling persons and affiliates (the "Stockholder Indemnitees") and shall reimburse the Stockholder Indemnitees for any Damages arising from or in connection with (a) any inaccuracy in any of the representations and warranties of Parent or MergerCo in this Agreement or in any Exhibit, Schedule or closing document delivered by Parent or MergerCo pursuant to this Agreement, (b) any failure by Parent or MergerCo to perform or comply with any agreement to be performed or complied with by Parent or MergerCo in this Agreement, or (c) the Stockholder Indemnitees' enforcement of the indemnification provisions contained herein. Notwithstanding the foregoing, Parent and MergerCo shall have no liability under this Section 8.3 until the aggregate amount of all Damages under this Section 8.3 incurred by the Stockholder Indemnitees collectively exceeds $1,000,000 in which case the Stockholders shall receive additional Parent Shares (valued at the average of the closing prices of a Parent Share as quoted on NASDAQ for the 10 (ten) trading days ending on the trading day immediately preceding the date a Stockholder Indemnitee delivers a written claim for Damages against the Parent) equal to the amount of Damages in excess of $500,000; provided, that such limitation relating to Damages shall not apply to Parent to the extent of Damages arising from fraud on the part of Parent.

        8.4 Escrow Fund. As soon as practicable after the Effective Time, 150,000 Parent Shares (subject to appropriate adjustment for any stock split, stock dividend, recapitalization or similar event) shall be registered in the name of, and be deposited with, U.S. Bank Trust, National Association or its successor in interest or other institution selected by Parent with the consent of the Company (such consent not to be unreasonably withheld) as escrow agent (the "Escrow Agent"), such deposit (together with any income thereon) to constitute the "Escrow Fund" and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as Exhibit C.

        8.5 Procedure for Indemnification--Third Party Claims. The indemnified party shall with reasonable promptness give to the indemnifying party written notice if it becomes aware of any liability, loss, damage, claim, cost and expense with respect to which indemnity under Sections 8.2 or 8.3 may be asserted. If any claim is made by a third person or an action or proceeding commenced for which the indemnified party shall seek indemnity from the indemnifying party, the indemnified party shall give to the indemnifying party prompt written notice of the claim and request the indemnifying party to defend the same; provided, that the failure of an indemnified party to deliver prompt written notice shall not result in any liability on the part of the indemnified party (or result in the reduction of any right to indemnification) except to the extent of actual prejudice which results from such failure. The indemnifying party shall have the right to defend against such liability at its expense, and shall give written notice to the indemnified party of the commencement of such defense with reasonable promptness after the giving of the written notice of the claim by the indemnified party. The indemnified party shall be entitled to participate with the indemnifying party in such defense (at the indemnified party's expense except with respect to defenses which are not available to the indemnifying party), but shall not be entitled in any way to release, waive, settle, modify or pay such claim without the written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed) if the indemnifying party has assumed such defense. In the event the indemnifying party does not accept the defense of the matter as provided above, or does not notify the indemnified party of its election to defend such a matter within 30 days after notice from the indemnified party, the indemnified party shall have the full right to defend against such liability and consent to the entry of any judgment or settlement of the matter in such manner as it may deem appropriate. In the event the indemnifying party shall assume the defense, the indemnified party shall cooperate in the defense of such action, and the records of each shall be available to the other with respect to such defense, provided, however, that the indemnifying party shall not, in the defense of any such action, consent to the entry of any judgment or enter into any settlement where such entry of judgment or settlement does not include a provision releasing the indemnified party from all liability with respect to such action, except with the written consent of the indemnified party (which consent shall not be unreasonably withheld or delayed). As more fully set forth in the Escrow Agreement, in the event that the Stockholders are the indemnifying party, the Stockholders Agent may instruct the Escrow Agent to release a portion of the Escrow Fund, in an amount not to exceed $500,000 in the aggregate for all such claims, in order to reimburse the Stockholders for costs incurred by them in defense of any such claim.

        8.6 Stockholders' Agent.

                (a) Patrick L. McGeough, Sr. shall be constituted and appointed as agent ("Stockholders' Agent") for and on behalf of the Stockholders to give and receive notices and communications, to authorize delivery to Parent of the cash or other property from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten
(10) days' prior written notice to Parent. No bond shall be required of the Stockholders' Agent, and the Stockholders' Agent shall receive no compensation for his services. Notices or communications to or from the Stockholders' Agent shall constitute notice to or from each of the Stockholders.

                (b) The Stockholders' Agent shall not be liable for any act done or omitted hereunder as Stockholders' Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Stockholders shall severally indemnify the Stockholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

        8.7 Actions of the Stockholders' Agent. A decision, act, consent or instruction of the Stockholders' Agent shall constitute a decision of all Stockholders and shall be final, binding and conclusive upon each Stockholder, and the Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the Stockholders' Agent as being the decision, act, consent or instruction of each and every Stockholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders' Agent.

        8.8 Sole Remedy. From and after the Closing Date, this Article VIII and the Escrow Agreement sets forth, and the Escrow Fund shall be, the sole exclusive remedy and recourse (and corresponding liability for any of the Company, the Affiliates or the other Stockholders) of Parent or any other Parent Indemnitee arising from any Damages or any other claim, cause of action or right of any nature against the Company, the Affiliates or any Stockholder, officer, director, employee or agent of the Company in connection with this Agreement, the Escrow Agreement or the Voting Agreement except for Damages arising from fraud on the part of the Company or any Affiliate or with respect to each Stockholder, the breach of the representations and warranties set forth in
Section 2.1 with respect to his or her shares.

                                   ARTICLE IX.

                        TERMINATION, AMENDMENT AND WAIVER

        9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time without prejudice to any other rights or remedies either party may have:

                (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

                (b) by either Parent or the Company, if the Closing shall not have occurred on or before March 28, 2000 (provided that (i) a later date may be agreed upon in writing by the parties hereto and (ii) the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party who is in breach of its obligations under this Agreement;

                (c) by Parent, if the Company shall breach any representation, warranty, obligation or agreement hereunder and such breach (if capable of remedy) shall not have been cured within ten (10) business days of receipt by the Company of written notice of such breach;

                (d) by the Company, if Parent shall breach any representation, warranty, obligation or agreement hereunder and such breach (if capable of remedy) shall not have been cured within ten (10) business days following receipt by Parent of written notice of such breach;

                (e) by Parent, if, as of the anticipated Closing Date of the Merger, the average of the closing prices of a Parent Share as quoted on NASDAQ for the ten (10) trading days ending (and including) the day prior to the closing date of the Merger (the "Parent Closing Date Price") is greater than $478.765 (subject to appropriate adjustment for any stock split, stock dividend, recapitalization or similar event);

                (f) by the Company if, as of the anticipated Closing Date of the Merger, the Parent Closing Date Price is less than $205.185 (subject to appropriate adjustment for any stock split, stock dividend, recapitalization or similar event);

                (g) by Parent if a Trigger Event (as defined in Section 9.3(c) below) shall have occurred;

                (h) by either Parent or the Company if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable; or

                (i) by either Parent or the Company if the Commissioner has given notice that the Commissioner will not issue a Permit with respect to the transactions contemplated by this Agreement.

                (j) by the Company upon written notice and full compliance with
Section 4.7 to Parent if:

                (i) a Superior Proposal has been received by the Company or publicly announced and the Company's Board of Directors is going to withdraw or modify its recommendation of this Agreement and the Merger;

                (ii) the Company's Board of Directors is going to approve or recommend an Acquisition Proposal that is a Superior Proposal; or

                (iii) in the circumstances described in Section 4.7 (b)(iii);

        but in any such case, (A) the Company will pay Parent $3,000,000 at the time of, and as a condition to, such termination, (B) the Company will pay Parent the Termination Fee (as defined in Section 9.3(c) below) less the $3,000,000 paid pursuant to clause (A) at the time of (and conditional upon) consummation of any transaction contemplated by the Superior Proposal or Acquisition Proposal, such payment of the Termination Fee to be Parent's sole remedy with respect to a termination of this Agreement pursuant to this Section 9.1(j) and (C) Parent shall have failed, within four (4) business days after receiving written notice of such termination to increase the Merger Consideration hereunder to an amount equal to or greater than (in the good faith determination of the Board of Directors) to the amount contained in the Superior Proposal or Acquisition Proposal.

        9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers, directors, Stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Section 4.2 (Confidentiality), Section 9.3 (Expenses and Termination Fees) and this Section 9.2 and of Article X shall remain in full force and effect and survive any termination of this Agreement.

        9.3 Expenses and Termination Fees.

                (a) Subject to Sections 9.3(b) and 9.3(c), Parent and the Company shall each be responsible for their own respective legal, accounting, investment banking and other expenses incurred in connection with this Agreement and the transactions contemplated hereby. Whether or not the Merger is consummated, the Company shall be responsible for the reasonable legal and investment banking and other reasonable expenses of the Stockholders, provided neither the Company nor Parent shall be responsible for any expenses incurred by any of the Stockholders to any firms other than Broadview International LLC and Bingham Dana LLP (pursuant to engagements entered into between the Company and each such firm prior to January 18, 2000).

                (b) In the event that this Agreement shall be terminated pursuant to a Trigger Event (as defined below), then the Company shall promptly pay to Parent the Termination Fee.

                (c) Definitions. As used in this Agreement:

                "Acquisition Proposal" means a proposal for any tender or exchange offer, merger, consolidation, business combination, purchase, or similar transaction or series of transactions involving the capital stock or assets (other than sales of inventory in the ordinary course of business) of the Company; but does not include the Merger.

                "Superior Proposal" means a written Acquisition Proposal that the Company's Board of Directors determines in good faith, based on advice of outside legal counsel and its financial advisor or another reputable investment banking firm of national reputation, and taking into account the availability of financing for and likelihood of consummation of such Acquisition Proposal, would yield a significantly higher value to the Company's stockholders than will the Merger.

                "Termination Fee" means a cash amount equal to 5% of the amount derived by multiplying 1,500,000 Parent Shares (subject to appropriate adjustment for any stock splits, stock dividends, recapitalizations or the like) by the closing price for a Parent Share as quoted on NASDAQ on the trading day immediately prior to the notice of termination given by Parent or the Company.

                "Trigger Event" shall occur if (i) the Merger is not consummated for any reason (other than pursuant to Sections 9.1(a), (e), (f), (h), (i), or (j) or an action constituting bad faith on the part of Parent) on or before March 31, 2000, unless such date is extended by the parties, and (ii) the Company enters into an agreement with any person other than Parent regarding an acquisition of the Company or consummates a change in control of the Company with any person other than Parent where either of the Company or the Stockholders is in violation of Section 4.7 (No Shopping) in respect of such acquisition or change in control of the Company.

        9.4 Amendment. The parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the Stockholders shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Common Stock, (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would materially adversely affect the holders of Common Stock.

        9.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X.

                                  MISCELLANEOUS

        10.1 Time of the Essence. Time is of the essence of this Agreement.

        10.2 Entire Agreement. This Agreement contains the entire agreement of the parties hereto, and supersedes any prior written or oral agreements between them concerning the subject matter contained herein, including, without limitation, that certain amended and restated letter of intent dated February 11, 2000, from Parent to the Company. There are no representations, agreements, arrangements or understandings, oral or written, between the parties to this Agreement, relating to the subject matter contained in this Agreement, which are not fully expressed herein. The Schedules and each Exhibit attached to this Agreement or delivered pursuant to this Agreement is incorporated herein by this reference and constitutes a part of this Agreement.

        10.3 [Intentionally Omitted].

        10.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

        10.5 Descriptive Headings. The Article and Section headings in this Agreement are for convenience only and shall not affect the meanings or construction of any provision of this Agreement.

        10.6 Notices. Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given on the date delivered personally, by facsimile, by overnight courier or five (5) days after posting by registered or certified mail, postage prepaid, addressed as follows:

        If to Parent:              SDL, Inc.
                                   80 Rose Orchard Way
                                   San Jose, California  95134
                                   Attention:  Chief Executive Officer
                                   Facsimile:  408-943-1070

        With a copies to:          Morrison & Foerster LLP
                                   755 Page Mill Road
                                   Palo Alto, California  94304
                                   Attention:William D. Sherman, Esq.
                                   Facsimile:  650-494-0792

                                   Troutman Sanders LLP
                                   600 Peachtree Street, Suite 5200
                                   Atlanta, Georgia  30308
                                   Attention:W. Brinkley Dickerson, Esq.
                                   Facsimile:  404-962-6743

        And if to Stockholders:    Patrick L. McGeough, Sr.
                                   Veritech Microwave, Inc.
                                   111B Corporate Blvd.
                                   S. Plainfield, New Jersey  07080
                                   Facsimile:  908-769-0330

        With a copy to:            Bingham Dana LLP
                                   150 Federal Street
                                   Boston, Massachusetts  02110
                                   Attention:  David L. Engel, Esq.
                                   Facsimile:  617-951-8736

or to such other address or addresses as a party shall have previously designated by notice to the sender given in accordance with this Section.

        10.7 Arbitration. Any dispute under this Agreement which is not settled by mutual agreement among the parties hereto, shall be finally settled by binding arbitration, conducted by and in accordance with the rules then in effect of the American Arbitration Association. The costs of the arbitration, including administrative and arbitrators' fees, shall be shared equally by the parties. Each party shall bear its own costs and attorneys' and witness' fees. The prevailing party in any arbitration, as determined by the arbitration panel or arbitrator, shall be entitled to an award against the other party in the amount of the prevailing party's costs and reasonable attorneys' and experts' fees. In making any such award, the arbitration panel or arbitrator shall take into consideration the outcome of the proceeding and the reasonableness of the conduct of each such party in connection with the dispute, in light of the facts known to such party at the time such party engaged in such conduct. The arbitration panel or arbitrator shall not have authority to award punitive damages hereunder. The arbitration shall be held in Wilmington, Delaware or such other location as the parties thereto may agree.

        10.8 Choice of Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California except insofar as it relates to the internal affairs of a Delaware corporation, in which case and to such extent it shall be governed by the DGCL.

        10.9 Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Nothing in this

Agreement, express or implied, is intended to confer on any person other than the parties or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        10.10 Assignability. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by either party without the prior written consent of the other party and any attempted assignment without such consent shall be void provided, however, that this Agreement may be assigned by Parent to an affiliate or subsidiary of Parent.

        10.11 Waiver and Amendment. Any term or provision of this Agreement may be waived at any time by the party which is entitled to the benefits thereof. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Subject to Section 9.4, the parties may, by mutual agreement in writing, amend this Agreement in any respect.

        10.12 Affiliate Knowledge; Company Knowledge. Where any representation or warranty made by the Company contained in this Agreement is expressly qualified by reference to the knowledge of the Company, such knowledge shall be deemed to exist if the matter is within the actual knowledge of any Affiliate or any of the officers or directors of the Company.



                         [SIGNATURES ON FOLLOWING PAGE]

                IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.


                                        SDL, INC. ("PARENT")


                                        By:
                                           -------------------------------------
                                        Title:
                                              ----------------------------------

                                        VMI ACQUISITION CORPORATION ("MERGERCO")


                                        By:
                                           -------------------------------------
                                        Title:
                                              ----------------------------------

                                        VERITECH MICROWAVE, INC. (THE "COMPANY")


                                        By:
                                           -------------------------------------
                                        Title:
                                              ----------------------------------


                                        "AFFILIATES":

                                        Matrix Partners II, L.P.


                                        By:
                                           -------------------------------------
                                        Title:
                                              ----------------------------------


                                        ----------------------------------------
                                        Patrick L. McGeough, Sr.


                                        ----------------------------------------
                                        Ronald E. Stegens


                                        ----------------------------------------
                                        David Allis


                                        ----------------------------------------
                                        Paul J. Ferri